Exhibit 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE
CREDO PETROLEUM REPORTS 75% INCREASE
IN THIRD QUARTER 2005 EARNINGS
Both Third Quarter and Nine-Month Earnings Rise to All Time Highs
DENVER, COLORADO, September 14, 2005 — CREDO Petroleum Corporation (NASDAQ: CRED) today reported record financial results for the third quarter and nine months ended July 31, 2005.
Third quarter 2005 net income increased 75% to an all time quarterly high. For the quarter, net income was $1,412,000 on revenue of $3,665,000 compared to $806,000 on revenue of $2,439,000 last year. On a per diluted share basis, net income was $.22 in the third quarter compared to $.13 last year. Cash flow from operating activities (before changes in operating assets and liabilities) increased 57% to $2,443,000.
For the first nine months of 2005, net income increased 27% to an all time high. For the period, net income was $3,501,000 on revenue of $9,473,000 compared to net income of $2,757,000 on revenue of $7,562,000 last year. On a per diluted share basis, net income was $.56 this year compared to $.45 last year. Cash flow from operating activities (before changes in operating assets and liabilities) was $6,437,000, up 31% from last year.
James T. Huffman, President, said, “We have met the challenge to maintain, and improve, our production in order to reap the full benefit of higher product prices. As a result, new records have been established during 2005 in most operational and financial categories. With three new wells coming on line in the fourth quarter and new Calliope installations scheduled, we are very optimistic that fiscal 2005 will continue to be a record year for CREDO.”
Huffman further stated, “Looking forward, we have significantly expanded both our drilling and Calliope activities. In addition to our existing core projects, fiscal 2006 will see drilling on our new South Texas and north-central Kansas 3-D seismic projects and we will be installing Calliope systems in Oklahoma, Texas and Louisiana. These new projects will increase both the volume and breadth of our business while providing significant opportunities for growth.”
THIRD QUARTER AND NINE-MONTH PRODUCTION VOLUMES
BOTH RISE TO NEW RECORDS
Third quarter production rose 6% to a new record. Production was 519 MMcfe (million cubic feet of gas-equivalent) compared to 487 MMcfe last year. Natural gas production rose 13% to 469 MMcf while oil production declined to 8,200 barrels compared to 11,700 barrels last year.
For the first nine months, production also rose to a new record high. Production was 1,478 MMcfe compared to 1,475 MMcfe last year. Natural gas production rose 3% to 1,311 MMcf while oil production declined to 27,700 barrels compared to 32,900 barrels last year. Natural gas accounts for 89% of the company’s total production.

“During the third quarter, we fully overcame the production deficit that occurred in the first quarter of 2005 compared to last year,” Huffman said. “New wells coming on line in the fourth quarter should result in 2005 production continuing to outpace last year.”
PRODUCT PRICES SHOW CONTINUED STRENGTH
For the third quarter, net wellhead natural gas prices rose 16% to $6.27 per Mcf compared to $5.40 last year. Hedging transactions reduced wellhead prices $.02 per Mcf compared to $1.03 per Mcf last year. As a result, total natural gas price realizations rose 43% to $6.25 per Mcf compared to $4.37 last year. Wellhead oil prices rose 62% to $56.21 per barrel compared to $34.63 last year.
Net wellhead natural gas prices for the first nine months rose 19% to $5.92 per Mcf compared to $4.96 last year. Hedging transactions reduced wellhead prices $.22 per Mcf compared to $.38 per Mcf last year. As a result, total natural gas price realizations rose 24% to $5.70 per Mcf compared to $4.58 last year. Wellhead oil prices rose 45% to $47.37 per barrel compared to $32.66 last year.
The company’s only open hedge positions are in the months of December 2005 and January 2006. The positions consist of “collars” totaling 120 MMbtu with a weighted average floor price of $7.00 and ceiling price of $8.68. The hedge covers approximately 30% of estimated equivalent production for December and January. Subsequent to third quarter-end, collars for August and September were closed at a futures loss of $308,000 (after tax). Average gas prices in the company’s market areas are expected to be 15% to 17% below NYMEX prices due to basis differentials and transportation costs.
STRONG FINANCIAL CONDITION PROVIDES
SOLID FOUNDATION FOR GROWTH
At July 31, 2005, working capital was $7,690,000, up 37% from year end 2004. Total assets were $35,433,000 including cash and short-term investments of $6,404,000. Stockholders’ equity was $25,113,000. The company’s only long-term debt is a $355,000 exclusive license obligation.
CAPITAL SPENDING INCREASES 18% TO A NEW RECORD;
BOTH EXPLORATION AND CALLIOPE PROJECTS SIGNIFICANTLY EXPANDED
Capital spending for first nine months of 2005 was a record $5,144,000, up 18% from last year. CREDO’s business focuses on two core projects—natural gas drilling and application of its patented Calliope Gas Recovery System. The company believes that, in combination, these two projects provide an excellent (and possibly unique) balance for achieving its goal of adding long-lived reserves and production at reasonable costs and risks.
The company currently drills primarily on its 40,000 gross acre inventory located along the shelf of the Northern Anadarko Basin in Oklahoma. During fiscal 2005, the company significantly expanded both the volume and breadth of its exploration program with new, 3-D seismic driven projects in South Texas and north-central Kansas. In South Texas, drilling is expected to commence late 2005 with a three well program in Hidalgo County. Wells will range in depth from 10,200 to 15,500 feet with an estimated total cost (8/8ths basis) of $10,000,000 to $12,000,000. The company is currently evaluating what portion of its 37.5% after payout interest to retain for direct participation.
The Calliope segment of the company’s business is focused on two areas: increasing the number of Calliope installations through joint ventures with larger companies and expanding its effort to directly purchase Calliope candidate wells from third parties. The acquisition portion of this project has recently been expanded into Texas and Louisiana. The first two Calliope installations in Texas are scheduled for the fourth quarter of 2005. In addition, joint venture discussions are in various stages with several companies, including evaluation and selection of candidate wells.
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Contact:	David W. Vreeman
Vice President & CFO
303-297-2200
Website:	www.credopetroleum.com
CREDO Petroleum Corporation is a publicly traded independent energy company headquartered in Denver, Colorado. The company is engaged in the exploration for and the acquisition, development and marketing of natural gas and crude oil in the Mid-Continent and Rocky Mountain regions. The company’s stock is traded on the NASDAQ System under the symbol “CRED” and is quoted daily in the “NASDAQ Small-Cap Issues” section of The Wall Street Journal.
For the three months ended July 31, 2005, cash flow from operating activities (before changes in operating assets and liabilities) consists of net income of $1,412,000, DD&A of $568,000 deferred income taxes of $417,000, and other of $46,000. For 2004, such cash flow consists of net income of $806,000, DD&A of $436,000, and deferred income taxes of $310,000.
For the nine months ended July 31, 2005, cash flow from operating activities (before changes in operating assets and liabilities) consists of net income of $3,501,000, DD&A of $1,610,000 deferred income taxes of $1,250,000, and other of $76,000. For 2004, such cash flow consists of net income of $2,757,000, DD&A of $1,227,000, and deferred income taxes of $931,000.
This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements included in this press release, other than statements of historical facts, address matters that the company reasonably expects, believes or anticipates will or may occur in the future. Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the company. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements.
(table follows)

CREDO PETROLEUM CORPORATION
FINANCIAL HIGHLIGHTS

	Nine Months Ended		Three Months Ended
	July 31,		July 31,
	2005	2004	2005	2004

REVENUES:
Oil and gas sales	$8,785,000	$6,932,000	$3,396,000	$2,226,000
Operating	487,000	444,000	164,000	152,000
Investment and other income	201,000	186,000	105,000	61,000

	9,473,000	7,562,000	3,665,000	2,439,000

COSTS AND EXPENSES:
Oil and gas production	1,920,000	1,464,000	790,000	532,000
Depreciation, depletion and amortization	1,610,000	1,227,000	568,000	436,000
General and administrative	1,052,000	1,011,000	337,000	344,000
Interest	28,000	30,000	9,000	7,000

	4,610,000	3,732,000	1,704,000	1,319,000

INCOME BEFORE INCOME TAXES	4,863,000	3,830,000	1,961,000	1,120,000

INCOME TAXES	(1,362,000)	(1,073,000)	(549,000)	(314,000)

NET INCOME	$3,501,000	$2,757,000	$1,412,000	$806,000

EARNINGS PER SHARE OF COMMON STOCK — BASIC	$.58	$.46	$.23	$.14

EARNINGS PER SHARE OF COMMON STOCK — DILUTED	$.56	$.45	$.22	$.13

Weighted average number of shares of Common Stock and dilutive securities:
Basic	6,046,000	6,020,000	6,058,000	6,038,000

Diluted	6,221,000	6,186,000	6,226,000	6,222,000

Condensed Balance Sheet Information	July 31, 2005	October 31, 2004
Cash and Short-Term Investments	$6,404,000	$6,889,000
Other Current Assets	4,426,000	3,128,000
Oil and Gas Properties, Net	23,503,000	19,509,000
Exclusive License Agreement, Net	355,000	408,000
Other Assets, Net	745,000	1,042,000

	$35,433,000	$30,976,000

Current Liabilities	$3,140,000	$4,406,000
Deferred Income Taxes, Net	6,021,000	4,605,000
Exclusive License Agreement Obligation, Net of Current	297,000	297,000
Asset Retirement Obligation	862,000	748,000
Stockholders’ Equity	25,113,000	20,920,000

	$35,433,000	$30,976,000